Exhibit 5.1

July 17, 2015	Mayer Brown LLP 700 Louisiana Street Suite 3400 Houston, Texas 77002-2730 Main Tel +1 713 238 3000 Main Fax +1 713 238 4888 www.mayerbrown.com

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

Ladies and Gentlemen:

We have acted as special counsel to Noble Energy, Inc. (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 708,966 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for issuance and sale pursuant to the 2015 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (the “2015 Plan”). We have participated in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed on this date with the Securities and Exchange Commission (the “Commission”), relating to the registration of the Shares under the Securities Act.

In connection with such matters, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

For purposes of our opinion, we have assumed (i) the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the 2015 Plan. As to any other facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally and (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the issuance of the Shares has been duly authorized and, when issued, delivered and fully paid for in accordance with the terms of the Registration Statement and the 2015 Plan, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

The opinion and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,